Exhibit 99.1

For Immediate Release	For Investor Inquiries, contact:
April 27, 2005	Thomas K. Peck
2005-07	317.808.6168

For Media Inquiries, contact:
Tom Wiser
317.808.6137

Duke Realty Announces First Quarter Earnings

Common and Preferred Stock Dividends Also Announced

Oklak Appointed Chairman

Indianapolis - Duke Realty Corporation (DRE/NYSE) reported today that net income available for common shareholders for the first quarter of 2005 was $25.5 million compared to $32.9 million for the first quarter of 2004.  On a per share basis, first quarter 2005 net income available for common shareholders was $0.18 per share compared with $0.23 per share for the first quarter of 2004.  All per share amounts reported are diluted with basic per share information also included in the financial table accompanying this press release.

Funds from operations (“FFO”) increased to $81.6 million for the first quarter of 2005 versus $81.0 million for the same period in 2004.  On a per share basis, first quarter FFO was unchanged at $0.57 per share compared to the first quarter of 2004.  Both net income and FFO for the first quarter of 2005 included $2.8 million of impairment adjustments incurred on properties expected to be sold later this year.  FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry to measure and compare the operating performance of real estate companies.  FFO is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income or loss, excluding gains or losses from sales of depreciated property, plus operating property depreciation and amortization and adjustments for minority interest and unconsolidated companies on the same basis.

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A reconciliation of FFO to GAAP net income is included in the financial tables accompanying this press release.

At the Company’s Annual Meeting of Shareholders today, Denny Oklak, Chief Executive Officer, was appointed Chairman of the Board of Directors.  Mr. Oklak replaces Tom Hefner, who is retiring from the Board this year.  Oklak replaced Hefner as Chief Executive Officer last April, as part of the Company’s previously announced succession plan.

The Company also announced today at its annual meeting that all directors standing for re-election have been re-elected to the Board for a one-year term.  As part of the Company’s corporate governance policy, each director must stand for re-election annually.  Shareholders also approved the proposed long-term compensation plans.

Additionally, the Company’s Board of Directors declared a quarterly dividend of $.465 per common share, or $1.86 per share on an annualized basis.  The dividend is payable on May 31, 2005 to common shareholders of record on May 12, 2005.

The Board also declared today the following dividends on the Company’s outstanding preferred stock:

Class	NYSE Symbol	Quarterly Amount/Share	Record Date	Payment Date
Series B	Not Listed	$.99875	June 16, 2005	June 30, 2005
Series I	DREPRI	$.52813	June 16, 2005	June 30, 2005
Series J	DREPRJ	$.41406	May 17, 2005	May 31, 2005
Series K	DREPRK	$.40625	May 17, 2005	May 31, 2005
Series L	DREPRL	$.41250	May 17, 2005	May 31, 2005

Denny Oklak, Chairman and Chief Executive Officer, commenting on Duke’s first quarter performance, stated,

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“We had a good quarter with most areas of our business showing upward trends.  We are especially pleased with our third-party construction activity, which was particularly strong with $142 million of new starts at a 12.1% profit margin.  Occupancy of the existing portfolio was down slightly mainly due to a few anticipated larger terminations in the bulk portfolio at the end of the quarter.

The first quarter results include an impairment charge of two cents per share.  Even with that charge, our FFO results of $0.57 per share were at the mid-point of our earlier guidance.  For the balance of the year we remain comfortable with our annual guidance of FFO per share of $2.43 to $2.55 and expect $0.61 to $0.63 per share in the second quarter.”

                Property information at March 31, 2005 was as follows:

•                  The Company’s 879 in-service properties totaling 112.0 million square feet were 90.5 percent leased compared to 90.9 percent leased at December 31, 2004.

•                  The Company’s value creation pipeline, totaled $501 million, including $172 million of developments with an expected stabilized return of 10.2 percent that Duke plans to own indefinitely after completion; $67 million of developments with an expected stabilized return of 9.0 percent that the Company plans to sell within approximately one year of completion; and a $262 million backlog of third-party construction volume with a 10.7 percent pre-tax profit margin.

•                  Including 3.2 million square feet of projects under development that were 52.0 percent pre-leased, the Company’s total portfolio at the end of the first quarter consisted of 898 properties totaling more than 115 million square feet that were 89.4 percent leased.

The Company also disclosed the following information for the first quarter of 2005:

•                  Duke renewed 75 percent of leases up for renewal, totaling 1.8 million square feet, on which net effective rents increased 2.5 percent.

•                  First quarter same property net operating income for 2005 decreased 2.1 percent.

•                  Property sales in the first quarter totaled $47.3 million at an average stabilized capitalization rate of 7.0 percent.

•                  Acquisitions in the first quarter totaled $12.5 million at a stabilized capitalization rate of 10.8 percent.

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•                  The Company’s interest and fixed-charge coverage ratios in the first quarter were 3.9 and 2.7, respectively, and its debt-to-total market capitalization ratio was 33.0 percent at March 31, 2005.

When used in this press release, the word “believes,” “expects,” “estimates” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially.  In particular, among the factors that could cause actual results to differ materially are continued qualification as a real estate investment trust, general business and economic conditions, competition, increases in real estate construction costs, interest rates, accessibility of debt and equity capital markets and other risks inherent in the real estate business including tenant defaults, potential liability relating to environmental matters and liquidity of real estate investments. Readers are advised to refer to Duke’s Form 8-K Report as filed with the Securities and Exchange Commission on July 24, 2003 for additional information concerning these risks.

Duke Realty Corporation specializes in the ownership, construction, development, leasing and management of office and industrial real estate.  Duke’s properties encompass more than 115 million rentable square feet and are leased by a diverse and stable base of more than 4,200 tenants.  Duke also provides these services through its Service Operations Group to approximately 300 tenants in more than 8.5 million square feet of space in properties owned by third-party clients.  In addition, Duke owns or controls more than 4,400 acres of undeveloped land that can support more than 65 million square feet of future development.

As one of the most vertically-integrated real estate companies in the U.S., Duke maintains a full construction management and leasing staff, constructing buildings for itself as well as for third-parties.  Through a joint venture with Bremner Healthcare, Duke is well positioned to provide development expertise to medical office clients.  In addition to its office and industrial focus in 13 primary operating platforms in the Midwest and Southeast United States, Duke selectively pursues retail development opportunities, as well as nationwide opportunities through

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its National Development and Construction Group.  Visit Duke on the web at www.dukerealty.com.

A copy of the Company’s March 31, 2005 supplemental information fact book will be available after 7:00 p.m. EDT today in the Investor Information section of the Company’s web site at www.dukerealty.com. Duke is also hosting a conference call tomorrow at 3:00 p.m. Eastern Daylight Time (New York time) to discuss its first quarter operating results. All investors are invited to listen to this call, which can be accessed through the Investor Information section of the Company’s web site at www.dukerealty.com.

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Financial Highlights

(in thousands, except per share data)

	Three Months Ended March 31
Operating Results	2005	2004
Revenues from continuing operations	$217,931	$197,384
Earnings from rental operations	30,991	42,871
Earnings from service operations	10,920	2,042
Net income for common shareholders - Basic	25,481	32,886
Net income for common shareholders - Diluted	27,968	36,222
Funds from operations - Basic	81,625	80,981
Funds from operations - Diluted	89,549	89,238
Per Share:
Net income - common shareholders - Basic	$0.18	$0.24
Net income - common shareholders - Diluted	$0.18	$0.23
Funds from operations - Basic	$0.57	$0.59
Funds from operations - Diluted	$0.57	$0.57
Dividend payout ratio of funds from operations	81.6%	80.7%
Weighted average shares outstanding
Basic - Net income and Funds from operations	143,089	138,398
Diluted - Net income	157,720	156,913
Diluted - Funds from operations	157,720	156,995

Balance Sheet Data	March 31 2005	December 31 2004
Net real estate investments	$5,105,836	$5,091,632
Total assets	5,945,877	5,896,643
Total debt	2,623,753	2,518,704
Shareholders' equity	2,800,374	2,825,869
Common shares outstanding at end of period	143,442	142,894

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Reconciliation of Net Income to Funds From Operations

(in thousands, except per share data)

	Three Months Ended March 31
	2005			2004
	Wtd.			Wtd.
	Amount	Avg. Shares	Per Share	Amount	Avg. Shares	Per Share
Net Income Available for Common Shares	$25,481	143,089	$0.18	$32,886	138,398	$0.24
Add back:
Minority interest in earnings of unitholders	2,487	13,858		3,336	14,046
Dilutive effect of Convertible Preferred D Shares					3,510
Other common stock equivalents		773			959
Diluted Net Income	$27,968	157,720	$0.18	$36,222	156,913	$0.23
Reconciliation to Funds From Operations ("FFO")
Net Income Available for Common Shares	$25,481	143,089	$0.18	$32,886	138,398	$0.24
Add back:
Depreciation and Amortization	63,226			52,397
Company Share of Joint Venture Depreciation and amortization	4,865			4,588
(Earnings) from depreciable property sales	(6,510)			(4,009)
Minority interest share of add-backs	(5,437)			(4,881)
Basic Funds From Operations	81,625	143,089	$0.57	80,981	138,398	$0.59
Minority interest in earnings of unitholders	2,487	13,858		3,336	14,046
Minority interest share of add-backs	5,437			4,881
Dilutive effect of Convertible Preferred D Shares				40	3,592
Other common stock equivalents		773			959
Diluted Funds From Operations	$89,549	157,720	$0.57	$89,238	156,995	$0.57